Rotech Healthcare:

Philip L. Carter
President & Chief Executive Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports Third Quarter and Nine Months 2012 Financial Results

ORLANDO, FLA. - November 14, 2012 - Rotech Healthcare Inc. (OTCBB: ROHI.OB) (the “Company”) today announced financial results for the third quarter September 30, 2012.
Key performance indicators for the third quarter September 30, 2012 include:

•	Year-over- year organic growth of 6% for oxygen patients, 12% for CPAP rental patients and 7% for CPAP sales;

•
Net revenue was positively impacted by organic patient growth and previously completed asset purchase transactions which contributed approximately $2.7 million and $0.7 million, respectively for the three months ended September 30, 2012 compared to the comparable period in 2011. This positive growth was offset by $12.0 million as described below:

•	Decreased nebulizer medication volume and reimbursement totaling approximately $1.8 million;

•	Decreased net revenue from higher rates of contractual/revenue adjustments compared to prior year totaling approximately $3.2 million;

•	Patients moved to non-billable status primarily as a result of Medicare claim denials from pre-payment and post-payment audits totaling approximately $3.3 million;

•	Decreased net revenue from Medicare oxygen patients reaching their 36 month rental cap totaling approximately $3.5 million; and

•	Decreased net revenue from non-core product lines totaling approximately $0.2 million.

•	Adjusted EBITDA[1] decreased to $21.4 million for the three months ended September 30, 2012 from $27.7 million for the three months ended September 30, 2011.

•	Adjusted EBITDA[1] decreased to $65.7 million for the nine months ended September 30, 2012 from $84.1 million for the nine months ended September 30, 2011.
"Patient growth for our key product lines continues to be good, and our efforts to reduce adjustments for contractuals and bad debt are beginning to have a positive impact," said Philip Carter, President and Chief Executive Officer. "Planning for 2013 is well underway to position the Company for improved financial performance for the year ahead," Mr. Carter added.

1 See accompanying table for reconciliation to net loss and related note regarding immaterial prior period error correction.

About Rotech Healthcare Inc.

Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 49 states through approximately 410 operating locations located primarily in non-urban markets.

Forward-Looking Statements
This press release contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding matters discussed in this press release and all statements which are not statements of historical fact. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated or implied in this press release. The following are some but not all of such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond the control of the Company, that could cause results, performance or achievements to differ materially from those anticipated: general economic, financial and business conditions; our ability to successfully transition and retain patients associated with equipment and asset purchases; setting of new reimbursement rates and other changes in reimbursement policies, the timing of reimbursements and other legislative initiatives aimed at reducing health care costs associated with Medicare and Medicaid; issues relating to reimbursement by government and third-party payors for the Company's products and services generally; the impact of competitive bidding on Medicare volume in the impacted competitive bidding areas; the costs associated with government regulation of the health care industry; health care reform and the effect of changes in federal and state health care regulations generally; whether the Company will be subject to additional regulatory restrictions or penalties; issues relating to our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; compliance with federal and state regulatory agencies, as well as accreditation standards and confidentiality requirements with respect to patient information; the effects of competition, industry consolidation and referral sources; recruiting, hiring and retaining qualified employees and directors; compliance with various settlement agreements and corporate compliance programs; the costs and effects of legal proceedings; the Company's ability to meet our working capital, capital expenditures and other liquidity needs; our ability to maintain compliance with the covenants contained in our indentures for our senior secured notes and our senior second lien notes; our ability to maintain current levels of collectability on our accounts receivable; our ability to successfully realize material improvements in bad debt expense levels and revenue adjustments; and other factors as described in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Descriptions of Adjusted EBITDA and reconciliations to our GAAP results are included in the tables and notes attached to this press release.

FINANCIAL HIGHLIGHTS
(In millions, except per share data)
UNAUDITED

Schedule 1
Condensed Consolidated Statements of Operations (1)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Net revenues	$113.8	$122.4	$347.3	$365.4
Costs and expenses:
Cost of net revenues	39.1	37.8	115.0	112.9
Selling, general and administrative	65.1	63.2	201.8	188.8
Provision for doubtful accounts	5.3	6.4	22.3	18.8
Depreciation and amortization	2.2	2.4	7.0	7.0
Total costs and expenses	111.7	109.8	346.1	327.5
Operating income	2.1	12.6	1.2	37.9
Other expense (income):
Interest expense, net	15.0	14.7	44.9	45.4
Other expense (income), net	—	0.1	0.1	(0.8)
Loss on debt extinguishment	—	—	—	1.2
Total other expense	15.0	14.8	45.0	45.8
Loss before income taxes	(12.9)	(2.2)	(43.8)	(7.9)
Income tax expense (benefit)	(0.1)	(0.2)	—	(0.2)
Net loss	(12.8)	(2.0)	(43.8)	(7.7)
Accrued dividends on convertible redeemable preferred stock	—	—	0.1	0.2
Net loss attributable to common stockholders	$(12.8)	$(2.0)	$(43.9)	$(7.9)
Net loss per common share:
Basic and diluted	$(0.49)	$(0.08)	$(1.69)	$(0.31)

(1) Prior period amounts adjusted to reflect correction of immaterial prior period error identified during the quarter ended March 31, 2012. Net revenues for the three months ended September 30, 2011 decreased $0.4 from $122.8 to $122.4. Net revenues for the nine months ended September 30, 2011 decreased $1.4 from $366.8 to $365.4.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In millions, except per share data)
UNAUDITED

Schedule 2
Reconciliations of Net (Loss) Earnings to Adjusted EBITDA

Use of Non-GAAP Measures
We present Adjusted EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, generally accepted accounting principles (GAAP) in the United States of America. We define Adjusted EBITDA as net earnings (loss) adjusted for (i) income tax (benefit) expense, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items, consistent with definitions provided under our former senior facility, that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. We believe Adjusted EBITDA assists investors and securities analysts in comparing our performance across reporting periods on a consistent basis by excluding certain items, consistent with definitions provided under our former senior facility, that we do not believe are indicative of our core operating performance. However, there may be additional items which are non-recurring as set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations as set forth in our annual and quarterly filings with the Securities and Exchange Commission. We use Adjusted EBITDA to evaluate the effectiveness of our business strategies. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Net loss (1)	$(12.9)	$(2.1)	$(43.7)	$(7.7)
Income tax benefit	(0.1)	(0.2)	—	(0.2)
Interest expense	15.1	14.7	44.9	45.5
Depreciation and amortization, including patient service equipment depreciation	16.8	14.9	48.9	44.7
Non-cash equity-based compensation expense	0.1	0.3	0.7	0.5
Operational restructuring and transition related costs(2)	1.0	—	3.6	—
Settlement costs(3)	—	0.1	0.1	0.1
Loss on extinguishment of debt(4)	—	—	—	1.2
Intake system implementation(5)	—	—	8.4	—
Oxygen content overbilling (6)	0.1	—	1.1	—
Legal fees (7)	0.3	—	0.7	—
Other adjustments(8)	1.0	—	1.0	—
	$21.4	$27.7	$65.7	$84.1

(1)
Prior period amounts adjusted to reflect correction of immaterial prior period error identified during the quarter ended March 31, 2012. Net loss for the three months ended September 30, 2011 increased $0.4 from $1.7 from $2.1. Net loss for the nine months ended September 30, 2011 increased $1.4 from $6.3 to $7.7.

(2)
Includes $2.0 million retirement award due to Mr. Philip Carter, Chief Executive Officer of the Company, under the terms of his employment agreement, as well as other operational restructuring and transition related costs generally consisting of severance and location closure costs, and temporary, transitional employee costs associated with patient transition following asset or equipment purchase transactions.

(3)	Settlement costs incurred outside our ordinary course of business which we do not believe reflect the current and ongoing cash charges related to our operating cost structure.

(4)	We redeemed our 9.5% Senior Subordinated Notes due April 2012 on March 17, 2011, and recorded a $1.2 million loss on extinguishment of debt related to unamortized debt issue costs.

(5)
During the second half of 2011, we completed implementation of our new order intake system. In conjunction with our electronic medical record system implemented in 2009, we have redesigned our front-end order intake processes. As a result, we have been able to automate and consolidate many of our historically paper-based processes. However, during the six month implementation process, we experienced extended delays in obtaining certain required payor-specific documentation required to release claims. Such delays were caused by unanticipated operational backlogs associated with our conversion to the new order intake system. These operational backlogs caused our earned but unbilled accounts receivable to increase to approximately $30.5 million during the first quarter of 2012. We implemented numerous operational initiatives designed to eliminate this backlog and as of April 30, 2012, we have reduced the total earned but unbilled receivables to $22.0 million. In the process of reducing our earned but unbilled receivables during the first quarter of 2012, we incurred significant incremental labor expense including overtime and temporary labor costs of approximately $0.5 million, as well as write-offs of accounts receivable associated with insurance and patient balances of approximately $7.8 million recorded during the three months ended March 31, 2012. Management believes that these implementation issues are substantially resolved and the associated increases in labor costs, contractual/revenue adjustments impacting net revenue, and the provision for doubtful accounts recorded during the three months ended March 31, 2012 are not indicative of our current operating performance and are not expected to recur.

(6)	Overpayment amount and associated legal and consulting fees related to the error in certain programming logic within its billing system identified during the quarter ended March 31, 2012.

(7)	Legal fees associated with various non-recurring events and strategic activities.

(8)	Other adjustments not considered indicative of our ongoing operating performance.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In millions, except per share data)
UNAUDITED

Schedule 3
Selected Balance Sheet Data(1)

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$19.2	$30.5
Accounts receivable, net	70.5	76.0
Total current assets	108.3	125.8
Total assets	255.8	277.0
Total current liabilities	88.1	65.1
Long-term debt, less current portion	512.3	511.1
Total stockholders' deficiency	(346.2)	(303.2)
Total liabilities and stockholders' deficiency	255.8	277.0

Selected Cash Flow Data
	For the nine months ended September 30,
	2012	2011
Net cash provided by operating activities	$20.4	$24.7
Net cash used in investing activities	(34.6)	(40.4)
Net cash provided by (used in) financing activities	2.9	(14.3)

(1)
Prior period amounts adjusted to reflect correction of immaterial prior period error identified during the quarter ended March 31, 2012. Total current liabilities as of December 31, 2011 increased $6.0 from $59.1 to $65.1. Total stockholders' deficiency as of December 31, 2011 increased $6.0 from $297.2 to $303.2.